Exhibit 10.3

ATM PROCESSING AGREEMENT

THIS AGREEMENT (“Agreement”) by and between U.S. Bank National Association, doing business as Elan Financial Services with its principal place of business at 1255 Corporate Drive, Irving, TX 75038 (“Elan”) and Nationwide Money Services, Inc. a wholly owned subsidiary of Global Axcess Corporation with its principal office located at 7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256 (“Customer”), each referred to herein as a “Party” and collectively referred to herein as “Parties”. This Agreement shall become effective on January 1, 2012 (“Effective Date”) and replaces in its entirety the Distributor ATM Processing Agreement dated December 15, 2005 and the amendments thereto dated December 20, 2006 and May 4, 2011 between the parties.

RECITALS

A. WHEREAS, Elan provides certain electronic funds transfer services to entities such as Customer; and

B. WHEREAS, Customer desires to offer certain electronic funds transfer services to certain of its end user customers which will enter into agreements with Customer for the provision of such services, and which require certain electronic funds transfer services in connection with end user customers’ business, and

C. WHEREAS, Customer wishes to engage Elan to be the exclusive provider of certain electronic funds transfer services to Customer for the locations listed in Exhibit A attached hereto, and Elan agrees to provide such services as more fully described herein; and

D. WHEREAS, Customer desires to obtain from Elan, and Elan desires to provide to Customer, the electronic funds transfer services and such other ancillary services described herein.

NOW THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

I. DEFINITIONS

For purposes of this Agreement, certain terms used herein with initial letters capitalized shall have the meanings set forth below.

1.1 “Account” shall mean either (a) a checking, money market, or share draft account or such other depository account as is legal under relevant law, which account may be accessed by a Debit Card, or (b) a credit account which may be accessed by a Credit Card.

1.2 “ACH” shall mean Automated Clearing House.

1.3 “Agreement” shall mean this ATM Processing Agreement between Elan and Customer, together with the exhibits hereto, which are incorporated by reference herein.

1.4 “ATM” shall mean an automated teller machine.

1.5 “Card” shall mean either a Debit Card or a Credit Card, as applicable.

1.6 “Cardholder” shall mean any person who has or is authorized to use an Account with Elan, and uses a Card in originating a Transaction.

1.7 “Clearing Account” shall mean a deposit account maintained by Customer with a financial institution acceptable to Elan.

1.8 “Credit Card” shall mean a credit card as defined in 12 C.F.R. §226.2(a)(15), licensed by MasterCard International, Inc., Visa U.S.A., Inc., American Express Travel Related Services Customer, Inc., Discover Network, or such additional entities as Elan may from time to time specify, and which accesses a Customer's credit Account.

1.9 “Debit Card” shall mean a plastic card issued by or on behalf of a Customer, which will permit access to a checking, money market, share draft account or such other depository account as is legal under relevant law or regulation.

1.10 “Live Date” shall mean the date of the first completed Transaction by Elan on behalf of Customer pursuant to this Agreement.

1.11 “Network” shall mean the electronic interchange network developed, operated and managed by Elan.

1.12 “Operating Instructions” shall mean the technical and operating instructions issued by Elan that govern the operation of the System.

1.13 “Party” or “Parties” shall mean Customer and Elan.

1.14 “Person” shall mean an individual, partnership, joint venture, corporation or other legal entity, however organized.

1.15 “POS Transaction” shall mean any electronic request and/or authorizations for purchases by means of a Card at a Terminal.

1.16 “Rules” shall mean the operating rules of the Network (if any), from time to time in effect.

1.17 “System” shall mean an on-line Terminal support system operated by Elan, which system shall provide Customer with the various services described in this Agreement.

1.18 “Terminal” shall mean the electronic equipment at a Customer’s location used to facilitate Transactions.

1.19 “Terminal Management System” shall mean the control of the files of the Base24-ATM operating system.

1.20 “Terminal Network” shall mean any or all networks included in Network Connectivity in Exhibit B of this Agreement.

1.21 “Transaction” shall mean any of the following functions attempted by a Customer at a Terminal:

(a)                 cash withdrawals and purchases from asset Accounts;

(b)                 cash advances and purchases from Credit Card Accounts;

(c)                 balance inquiries to asset Accounts;

(d)                 deposits to asset Accounts;

(e)                 funds transfers between asset Accounts maintained within the same financial institution;

(f)                  POS Transactions;

(g)                 denials; and

(h)                 heartbeats

II. SERVICES; USE OF THE SYSTEM

2.1        Services Provided by Elan. Elan shall provide Customer with the data processing and other related services as are more fully described in this Agreement.

2.2        Availability of System.  The System shall be available to Customer twenty-four (24) hours a day, seven (7) days per week, exclusive of scheduled maintenance, as it should become necessary, or upon the occurrence of events beyond the control of Elan, including, but not limited to any such event more fully described in Section 13.2 of this Agreement.

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2.3        Training.  Elan shall train Customer's personnel in the use of the System and Customer's personnel will be available for training in the use of the System by Elan at reasonable times and places mutually agreed upon by Elan and Customer.

2.4        Reports.  Elan agrees to provide Customer, by way of the System, daily and monthly reports of services provided at Customer's Terminals.

2.5        Operating Instructions.  Elan may from time to time provide Customer with Operating Instructions governing the operation of the System.  Customer agrees to comply with all such Operating Instructions as may be in effect from time to time.  In the event any nonconformity exists between such Operating Instructions and the operating rules of any Network, the terms of the Operating Instructions shall control.

2.6        Security Procedures.  In addition to any security procedures from time to time set forth in the Operating Instructions, Customer shall exercise prudence and institute appropriate security procedures in assigning or distributing passwords or other codes that allow access to the Terminal Management System.

III.  EXCLUSIVITY AND SCOPE OF AGREEMENT

3.1        Exclusivity.  Except as may otherwise be agreed upon by Elan and Customer, Customer agrees that at all times during the term of the Agreement, and any renewal term(s) of this Agreement, Elan or its designees shall be the exclusive provider for the locations included in this Agreement, and for any additional locations submitted to Elan, for the provision of those services described in Section 2.1. If a terminal is processing with Elan, it is considered to be added to Exhibit A, even if it is not added in writing. For the purposes of this Article III, “Customer” shall include distributors, sales representatives and employees of Customer and any affiliate thereof.

3.2              Scope of Agreement.  This Agreement sets forth the respective rights and obligations of Customer and Elan with respect to Elan providing electronic funds transfer services to Customer (and its affiliates).

IV. CLEARING ACCOUNTS

4.1              In order to facilitate the settlement of monetary transactions and the payment of all fees incurred hereunder, Customer agrees to establish and maintain a Clearing Account with a financial institution acceptable to Elan.  Customer agrees to maintain at all times in such Clearing Account an amount sufficient to pay all fees incurred hereunder, including the fees established in Exhibit B attached hereto.  Customer agrees to promptly notify Elan of any errors or differences in settlement of accounts within ninety (90) days of such error or difference for any such discrepancies to be investigated by Elan, and to thereafter be subject to adjustment.

4.2 Customer agrees that all settlements to Customer’s Clearing Account shall be subject to final audit by Elan, and Customer agrees that Elan may, upon notice to Customer, charge or credit Customer’s Clearing Account for any deficiencies, overages, or other amounts due Elan pursuant to this Agreement. Additionally, Customer agrees that Elan may deduct any such amounts from settlement funds due to Customer under and pursuant to this Agreement, prior to Elan’s settling such funds to the Clearing Account.

V. FEES

5.1        Processing Fees.  Customer shall pay Elan for any and all processing services provided under this Agreement and contained within Customer’s invoice statement of fees, in accordance with the Services and Fee Schedule attached hereto as Exhibit B.  Such payment shall be made on a daily basis or on such other periodic basis as Elan may choose, by electronic fund transfer to Elan from Customer’s Clearing Account, such electronic fund transfers being hereby authorized by Customer.  Any amounts remaining unpaid and undisputed for more than thirty (30) days after such amounts came due shall bear interest at the rate of 1.5% per month  (but in no event to exceed the highest applicable lawful rate of interest). Customer must report any fee discrepancies within ninety (90) days from Customer’s receipt of the invoice statement for any such discrepancies to be investigated by Elan, and to thereafter be subject to adjustment.

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5.2        Taxes.  All charges hereunder are exclusive of applicable federal, state or local taxes, and Customer shall pay, or reimburse Elan for, any such taxes that may be levied upon the services rendered under this Agreement, other than taxes levied on or based upon Elan’s ownership of property or net income.

5.3 Fee Changes. Elan may not increase the fees listed in the fee schedule contained in Exhibit B attached hereto during the Initial Term. The foregoing restriction shall not apply to pass through fees. During the Renewal Terms, Elan may increase the fees set forth in Exhibit B after having given Customer 240 days’ prior notice to the expiration of the then current term.

5.4        Third Party Fees.  Customer shall pay Elan for all third-party fees and charges applicable to the services provided Customer hereunder.  Elan reserves the right to immediately reflect any increases or decreases in the amounts of such fees and charges in the amounts to be paid by Customer hereunder.  Customer will pay for all such fees on a daily basis, or on such other periodic basis as Elan may choose by electronic fund transfer to Elan from Customer’s Clearing Account, such electronic fund transfers being hereby authorized by Customer.

VI. TERM AND TERMINATION

6.1       Initial Term and Renewal.  The initial term of this Agreement shall commence upon the Effective date, and shall continue until September 1, 2016 (“Initial Term”).  Thereafter, the Agreement shall automatically renew for successive two (2) year terms, each a (“Renewal Term”), unless sooner terminated by either Party upon giving written notice to the other, of not less than ninety (90) days prior to the end of the then current initial or Renewal Term. (The Initial Term and any Renewal Term(s) collectively shall be considered the “Term” hereof.)

6.2        Termination for Cause.  Either Party may terminate this Agreement with respect to its participation in this Agreement in the event of a material breach of this Agreement by the other Party (the “breaching Party”) by the delivery of thirty (30) days written notice describing such breach; provided, however, that if the breaching Party shall have cured the breach prior to the expiration of the notice of termination, this Agreement shall continue in full force and effect with respect to the Party giving notice as if no notice had been given.

6.3        Termination for Nonpayment.  In the event Customer fails to pay all amounts due Elan in accordance with the terms of this Agreement after a thirty (30) day period from the due date of such payment, then Elan shall notify Customer in writing that Customer is in material breach of this Agreement.  Customer shall have ten (10) days from date of receipt of such written notice to cure the non-payment.  If Customer fails to remit payment after the ten (10) day cure period, then Elan may terminate this Agreement upon written notice to Customer.

6.4        Termination upon Bankruptcy or Insolvency.  In the event Customer is declared insolvent and is liquidated, this Agreement shall automatically terminate upon declaration of insolvency, and Elan shall be entitled to liquidated damages pursuant to Section 6.7.  In the event Elan is declared insolvent and is liquidated, this Agreement shall automatically terminate upon declaration of insolvency.  Notwithstanding the foregoing, in the event Customer or Elan is declared insolvent but is not liquidated, or is placed in receivership or conservatorship, or other similar actions are taken, the use of the services described herein by any new owner, receiver, conservator, manager or other agent or representatives shall be deemed acceptance and assumption of this Agreement on the full terms and conditions contained herein, including but not limited to Section 6.7.

6.5        Termination by Reason of Regulation.  Elan may terminate this Agreement or curtail or restrict its operations hereunder at any time upon notice to Customer, without liability, except for liabilities accrued prior to the termination, upon the issuance of any order, rule or regulation or any regulatory agency or administrative body or the decision or order of any court of competent jurisdiction that is controlling or binding on Elan prohibiting any or all of the services contemplated in this Agreement, or if such order, rule or regulation restricts the provision of such services so as to make the continued provision thereof unprofitable or undesirable, or will be unduly restrictive to the business of Elan or shall require burdensome capital contributions or expenditures.

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6.6 Termination for Lack of Member Sponsorship. Elan may terminate this Agreement at any time upon notice to Customer, without liability, except for liabilities accrued prior to the termination, upon termination of Customer’s sponsorship by a member of the Network(s).

6.7 Charges upon Termination. If this Agreement is terminated by Elan in accordance with Section 6.2, 6.3, 6.4 or 6.6, Customer shall pay to Elan liquidated damages equal to the monthly minimum Processing Fee multiplied by the number of months remaining in the then applicable Term. In the event that no monthly minimum Processing Fee is specified, then liquidated damages will be calculated using the monthly average for the preceding twelve (12) months of processing activity pursuant to this Agreement. Customer hereby authorizes Elan to collect such liquidated damages by electronic funds transfer from Customer's Clearing Account. Customer acknowledges that such amount represents liquidated damages based on Elan’s long term resource commitments under this Agreement and such amount does not represent a penalty to Customer. If the Agreement is terminated by Customer in accordance with Section 6.1 or 6.2, Customer shall have the right to transfer Terminals to an alternative processor without liability to Elan.

VII. TRADE SECRETS; SERVICE MARKS

7.1        Trade Secrets.  The Terminal Management System consists of computer programs, procedures, forms, reports and other related materials that have been acquired or developed by Elan through the expenditure of a great amount of time, effort and money.  Customer acknowledges that the foregoing are trade secrets which are of great value to Elan, and disclosure to others of any of the programs, procedures, forms and other related materials with respect to the Terminal Management System will result in loss and irreparable damage to Elan.  Customer therefore agrees not to disclose to others any information regarding the Terminal Management System, except as required in the proper performance of this Agreement.  All specifications, tapes, programs and other related materials developed in connection with this Agreement shall be the property of Elan and shall be returned to Elan upon the termination of this Agreement.

7.2        No License Intended.  Except as set forth in Section 7.4, nothing contained in this Agreement shall be deemed to give any rights by way of license or otherwise to either Party to the confidential or proprietary information or trade secrets of the other Party.

7.3        Return of Materials.  Upon termination of this Agreement for any reason, Customer agrees to return to Elan all trade secrets of Elan, including, but not limited to, Operating Instructions, computer programs, technical manuals, specifications, tapes and other related materials, and all other Confidential Information supplied or made available to Customer by Elan.  Customer, upon the request of Elan, shall destroy or return to Elan all materials or advertising literature bearing or evidencing the Terminal Management System Service Mark.

7.4        Service Marks, Trademarks, Names and Logos. Neither Party may use a service mark, the name or logo of the other or any Affiliate of the other for promotion or any other purpose without the owner’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Any request for such consent shall be in writing and shall include samples of, or designs for, its proposed use. Any such use shall be in full compliance with such other terms and conditions as may reasonably be specified by the owner, as the case may be.

7.5        Survival.  Customer hereby agrees that if this Agreement is terminated for any reason, the provisions of this Article VII shall survive such termination and shall continue in full force and effect as if such termination had not occurred except as otherwise expressly provided in Section 7.5.

7.6       Injunction.  The breach or threatened breach of this Article VII by a Party will result in irreparable harm to the Party whose Confidential Information, service mark or trade secrets are involved, which harm will not be compensable by money damages, and the breaching Party agrees that the injured Party shall be entitled to injunctive relief, except that nothing contained herein shall be deemed to waive any other rights which the injured Party may have at law or in equity.

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VIII. DUE DILIGENCE REVIEW; DATA SECURITY

8.1 Due Diligence Review.

(a) Onsite and Financial Examinations. To assist the government in the fight against the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each business requesting services from such financial institution. To achieve that objective and in addition to the examinations that occurred prior to the execution of this Agreement, subsequent to the commencement of the Initial Term of this Agreement, Elan, or its agent, may conduct onsite and financial examinations of Customer.

(i) The onsite examinations may include, without limitation, verification that business is conducted as represented by Customer at all sites where it conducts business; Customer’s facilities are adequate to support claims of staffing, services performed and inventory housed; and the facilities provide adequate security for staff, functions performed and services rendered. This examination may include verification that Customer has adequate cardholder information security compliance policies and procedures.

(ii) The financial examination may include, without limitation, a review of Customer’s current balance sheet; its most recent annual report; up to three (3) years of third party audits; tax returns for the previous three (3) years; and all documentation supporting employee bonds and insurance policies of Customer.

(b) Consent to Examinations.

(i) By execution of this Agreement, Customer consents to the examinations described in Section 8.1(a) (i) and (ii) and consents to such examinations being conducted by Elan or its agent.

(ii) Elan may conduct such examinations from time to time during the Term of this Agreement and the consent to the examinations provided by Customer shall be a continuing consent to conduct the examinations periodically in Elan’s discretion during the Term of this Agreement.

(c) Right to Terminate.

(i) In the event Elan determines in its sole discretion that the results of any examination of Customer is unsatisfactory, Elan may terminate this Agreement.

(ii) If the Customer fails to satisfy the requirements of Elan with regard to security of cardholder information, or if an examination reveals information that would result in a continuing contractual relationship that causes Elan to be in violation of any law, Elan may terminate this Agreement immediately without notice.

(iii) If Customer fails to satisfy the requirements of Elan with regard to matters not related to those discussed in Section 8.1(c)(i) or (ii), Elan will provide Customer with notice and an opportunity to cure the failure within thirty (30) days. If the failure is not cured by Customer within such thirty (30) day period, Elan may terminate this Agreement without further notice.

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8.2 Data Security. Elan and Customer shall establish data security policies and procedures to ensure compliance with this section and that are designed to:

(a) Ensure the security and confidentiality of end user customer information;

(b) Protect against any anticipated threats or hazards to the security or integrity of such end user customer information;

(c) Protect against unauthorized access to or uses of such information that could result in substantial harm or inconvenience to any customer;

(d) Comply with all of the requirements of Title V of the Gramm-Leach-Bliley Act (“GLB Act”), as the same may be amended from time to time, and any regulations promulgated thereunder;

(e) Require each Party to permit the other to audit its compliance with this Section 8.2 during regular business hours upon reasonable prior notice and at the auditing party’s sole expense. Each Party agrees to provide to the other copies of audits and system test results acquired in relation to the systems used to deliver services under this Agreement, provided that: i) such system is used in the deliverance of services pursuant to a contract between the Parties; and ii) the providing party is not contractually or otherwise legally prohibited from sharing such information with the other Party;

(f) Comply with the security requirements of any Network organization and clearly indicate that Customer (i) understands that the Network organizations may fine or penalize Customer in the event of Customer’s noncompliance with any of their programs; (ii) acknowledges that it has implemented a plan for business continuity in the event of a major disruption, disaster or failure; (iv) agrees that, in the event of a security intrusion, Customer will provide to the Network organizations, or their designees, full cooperation and access to conduct a thorough security review; and (v) agrees that upon termination or expiration of the Agreement, Customer shall continue to protect the security of the Confidential Information.

IX.  CONFIDENTIALITY AND PRIVACY

9.1 Confidentiality. Both Parties acknowledge that in performing their obligations hereunder, they may have access to, or may provide information and/or documentation of a Confidential and/or Proprietary nature to the other Party. “Confidential Information” includes both information of a commercial nature and information related to a Party’s customers or consumers. Confidential Information includes, but is not limited to, the following, whether now in existence or hereafter created:

(a) All information marked as “confidential” or with similar designation; or information which a Party should, in the exercise of reasonable judgment, recognize to be confidential;

(b) All information protected by rights embodied in copyrights, whether registered or unregistered, patents or pending patent applications, “know how”, trade secrets, and any other intellectual property rights of Elan or Customer (including all derivative works);

(c) All business, financial or technical information of Elan or Customer and any of Elan’s or Customer’s vendors;

(d) Elan’s or Customer’s marketing philosophy and objectives, promotions, markets, materials, financial results, technological developments and other similar proprietary information and materials;

(e) Any and all information of or about customer(s) of Elan or Customer, of any nature whatsoever, and specifically including but not limited to customer lists, customer financial information, and the fact of the existence of a relationship between Elan or Customer and customer(s); and

(f) The terms and conditions, including, without limitation, the fees and charges, of this Agreement.

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9.2 Both Parties agree now and at all times in the future that all such Confidential Information shall be held in strict confidence and disclosed only to those employees or agents whose duties reasonably require access to such information. Elan and Customer shall protect such Confidential Information using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure or duplication (except as required for backup systems) of such Confidential Information as Elan or Customer uses to protect its own confidential information.

9.3 Elan and Customer agree that any violation of the obligations of confidentiality, as set forth in this Section, shall be a material breach of this Agreement and shall entitle the non-breaching Party to immediately terminate this Agreement, without penalty, upon notice to the other Party. Notwithstanding anything to the contrary contained herein, if a Party or any of its employees, agents, or representatives shall use or disclose any Confidential Information of the other Party in any manner other than in connection with the performance of its obligations under this Agreement, the non-breaching Party shall have the right, in addition to such other remedies which may be available to it hereunder, at law or in equity, to seek immediate injunctive relief enjoining such use, disclosure, or attempted use or attempted disclosure, without the requirement of posting bond or the necessity of proving actual monetary damages, it being acknowledged and agreed that legal remedies are inadequate to protect such non-breaching Party under such circumstances and that the unavailability of immediate injunctive relief would subject said Party to irreparable harm.

9.4 Privacy. Elan and Customer shall establish data security policies and procedures to ensure compliance with this Section and that are designed to:

(a) Ensure the security and confidentiality of customer information;

(b) Protect against any anticipated threats or hazards to the security or integrity of such information;

(c) Protect against unauthorized access to or uses of such information that could result in substantial harm or inconvenience to any customer;

(d) Comply with all of the requirements of Title V of the GLB Act, as the same may be amended from time to time, and any regulations promulgated thereunder;

(e) Require each Party to permit the other Party to audit its compliance with this Section 9.4 during regular business hours upon reasonable prior notice and at the auditing Party’s sole expense. Each Party agrees to provide to the other Party copies of audits and system test results related to the systems used to deliver Services under this Agreement, provided that the providing Party is not contractually or otherwise legally prohibited from sharing such information with the other Party; and

(f) Comply with the security requirements of any Network Organization and clearly indicate that Customer (i) understands that the Network Organizations may fine or penalize Customer in the event of Customer’s noncompliance with any of their programs; (ii) agrees that Elan is the owner and/or controller of all Customer Information, and all such information shall be considered Confidential Information to be received and used only in accordance with the provisions of this Agreement; (iii) acknowledges that it has implemented a plan for business continuity in the event of a major disruption, disaster or failure; (iv) agrees that, in the event of a security intrusion, Customer will provide to the Network Organizations, or their designees, full cooperation and access to conduct a thorough security review; and (v) agrees that upon termination or expiration of this Agreement, Customer shall continue to protect the security of the Customer Information.

9.5 If either Party is required by a court or governmental agency having proper jurisdiction to disclose any Confidential Information, that Party shall promptly, to the extent allowed to do so by applicable law or regulation, provide notice of such request to the other Party so that the nondisclosing Party may seek an appropriate protection order.

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9.6 Limited use of Confidential Information and Survival of Obligations.

(a) Elan and Customer may use the Confidential Information only as necessary for their performance hereunder and for no other use, but in all cases the use of such Confidential Information will be done in accordance with the GLB Act and any regulations issued pursuant thereto. Elan’s and Customer’s limited right to use the Confidential Information shall expire when this Agreement is terminated.

(b) Elan’s and Customer’s obligations of confidentiality and non-disclosure shall survive beyond the termination or expiration of this Agreement.

(c) Upon expiration of a Party’s limited right to use the Confidential Information, the Party shall return all physical embodiments thereof to the other Party or, with the other Party’s permission, may destroy the Confidential Information. The Party returning or destroying Confidential Information shall provide written certification to the other Party that it has returned, or destroyed, all such Confidential Information in its possession. Notwithstanding the foregoing, Elan may retain one (1) copy of the Confidential Information for compliance with its regulatory obligations.

9.7 Disclosure to Third Parties. If either Party’s performance requires or allows disclosure of the Confidential Information to any third parties, then that Party shall ensure that such third parties will have express obligations of confidentiality and non-disclosure, with regard to the Confidential Information, similar to that Party’s obligations hereunder. Liability for damages due to disclosure of the Confidential Information by any such third party shall be with the Party that disclosed the Confidential Information to the third party.

9.8 Exceptions. Notwithstanding the foregoing, the term “Confidential Information” shall not include any portion of such information that the receiving Party can establish by clear and convincing evidence to have been:

(a) Publicly known without breach of this Agreement; or

(b) Known by the receiving Party without any obligation of confidentiality, prior to disclosure of such Confidential Information; or

(c) Received in good faith by the receiving Party from a third-party source having the right to disclose such information.

9.9 Ownership of Intellectual Property. All intellectual property belonging to a Party, including, without limitation, property protected by patent, copyright or trade secret, shall remain the sole and exclusive property of the Party disclosing such intellectual property to the other Party. No Party shall gain any right, title or interest in or to the intellectual property of the other Party by virtue of the disclosure of such intellectual property by a Party in the performance of this Agreement.

9.10 Disclosure of Customer(s)’ Information. In the event that there should occur any actual or suspected theft of, accidental disclosure of, loss of, or inability to account for (collectively, “Disclosure”) any of Customer(s)’ information by Elan, Elan will immediately, upon its discovery of any such Disclosure, notify Customer and investigate and determine if a Disclosure has actually occurred. If, based upon Elan’s investigation, Elan determines that there has been an actual Disclosure, then Elan shall immediately notify Customer, and shall thereafter investigate the scope of the Disclosure, and shall exercise the appropriate measures to prevent any further Disclosure(s). Elan shall also, as soon as is reasonably practicable, report to Customer the details of the Disclosure (including Customer(s)’ identities, and the nature of the information that is the subject of the Disclosure, and the measures that Elan has exercised, and/or plans to exercise, to prevent further Disclosure(s). Elan shall, in the event of a Disclosure, cooperate fully with Customer to notify the Customer(s) as to the Disclosure. Additionally, Elan shall cooperate fully with all government regulatory agencies and/or law enforcement agencies having jurisdiction and authority over investigating any Disclosure, and/or any known or suspected criminal activity.

9.11 Survival. Section 9 shall survive the termination or expiration of this Agreement.

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X. REPRESENTATIONS AND WARRANTIES

10.1	Each Party represents and warrants with respect to such Party that:

(a) This Agreement constitutes a valid, binding and enforceable agreement;

(b) The execution of this Agreement and the performance of the obligations hereunder are within such Party’s powers; have been authorized by all necessary action; do not require action by or approval of any governmental or regulatory body, agency or official; and do not constitute a breach of any material agreement of such Party;

(c) The execution of this Agreement and the performance of the obligations hereunder shall not cause a material breach of any duty arising in law or equity; and

(d) As of the date of this Agreement, such Party possesses the financial capacity to perform all of its obligations under this Agreement.

The Parties agree that the failure of any of the above representations and warranties to be true during the term of this Agreement shall constitute a material breach of this Agreement and the non-breaching Party shall have the right to terminate this Agreement in accordance with Section 6.2, herein.

10.2 ELAN DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

XI. LIABILITY AND COMPLIANCE

11.1      Errors. Elan will, at Elan’s expense, correct any errors that are due solely to Elan’s personnel or Elan’s program.  The expense of correcting such errors incurred by Elan shall be the only responsibility of Elan occasioned by its performance or non-performance of its obligations under this Agreement, and Customer agrees to accept the corrections of errors by Elan as its sole and exclusive remedy.  Customer may not assert any claim against Elan after one (1) year from the date that Customer has or should have had knowledge of the facts giving rise to such claim.

11.2      Insurance. Both Parties shall obtain and maintain in full force and effect at all times during the term of this Agreement all insurance that may be required to be obtained from time to time by any government agencies, any Network Organization or reasonably prudent business practices, and will, upon request, provide the other Party with written evidence of such insurance. Without limiting the generality of the foregoing, both Parties shall obtain and maintain in full force and effect at all times during the term of this Agreement, a policy or policies of comprehensive general liability insurance, including products and contractual liability insurance, in an amount not less than one million dollars ($1,000,000) in the aggregate with an acceptable insurance company. Both Parties shall promptly inform the other Party of its receipt of notice of cancellation in the terms of such insurance.

11.3      Legal Compliance.  Customer understands and agrees that it shall be responsible for its own compliance with all federal, state, and local laws and regulations applicable to its participation in the Terminal Management System and shall indemnify and hold Elan harmless against any and all liability or expenses related thereto. Elan agrees that it shall be responsible for its own compliance with all federal, state, and local laws and regulations applicable to its performance under this Agreement and shall indemnify and hold Customer harmless against any and all liability or expenses related thereto.

11.4 Network Organization Membership and Sponsorship. Customer shall obtain and maintain such applicable membership(s) with any Network organization(s) in connection with its participation in this Agreement. Customer agrees to immediately notify Elan if it should lose sponsorship into any Network.

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11.5 Network Compliance; Operating Instructions. Customer and its affiliates shall comply, and require the Terminal operators processing under this Agreement to comply, with and conduct their respective activities in accordance with all the terms and provisions of the Network operating regulations, as well as the Operating Instructions, copies of which will be provided to Customer, and shall also comply with any other agreement to which Customer and a Network organization are parties (including, without limitation, any Network organization membership agreements), all as applicable to the Services and Customer’s provision of goods and services to the end user customers.

XII. INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1 Indemnification by Customer. Customer shall indemnify, defend and hold Elan, to include Elan’s affiliates, successors and assigns, harmless from and against any and all Losses paid or incurred by Elan, which are arising from or directly or indirectly relating to:

(a) Customer’s breach of any term or provision of this Agreement;

(b) The violation by Customer, its Affiliates, or their respective employees, agents or representatives of any Law or Order with respect to the use of or provision of Services or Customer’s provision of goods and/or services to the Customers;

(c) The breach by Customer, its Affiliates, or their employees, agents or representatives of any term or provision of the Network Organization Regulations with respect to the use of or provision of Services or Customer’s provision of goods and/or services to the Customers;

(d) The willful misconduct, fraud, intentional tort or negligence of Customer, the Customers, or their respective employees, agents or representatives with respect to the use of or provision of Services, Customer’s provision of goods and/or services to the Customers, or the Customers’ provision of goods and/or services to their respective customers; or

(e) Any claim made by any third party (including, without limitation, any Customer, or customers of a Customer) against Elan, attributable in whole or in part to Customer or Customer’s end user customers, or their respective employees, agents or representatives with respect to the use of or provision of Services, except to the extent such claims result from the gross negligence or willful misconduct of Elan.

12.2 Indemnification by Elan. Elan shall indemnify, defend and hold Customer harmless from and against any and all Losses paid or incurred by any Customer, which are directly arising from the following:

(a) The violation by Elan, its Affiliates, or their respective employees, agents or representatives of any Law or Order with respect to the provision of services under this Agreement to Customer by Elan;

(b) The willful misconduct, fraud, intentional tort or gross negligence of Elan or its respective employees, agents or representatives with respect to the provision of services by Elan.

Notwithstanding anything to the contrary contained herein, (i) except as expressly set forth in this Section 12.2, Elan shall have no duty of indemnity or liability to any end user customer of Customer for any losses; and (ii) Elan shall have no duty of indemnity or liability to any person claiming through Customer (including, without limitation, the Customer, or any customers of the Customer) for any losses.

12.3 Limitation of Liability. Except for each Party’s respective liability under Section 12.1 and 12.2, neither Party shall be liable for any indirect, consequential, special, exemplary or punitive damages. In no event shall Elan’s total liability exceed the fees it received from Customer for the twelve (12) month period prior to the occurrence of the activity upon which the claim of liability is based, or all the fees received if the Agreement has been in existence for less than twelve (12) months.

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12.4 Survival. Section 12 shall survive the termination or expiration of this Agreement.

XIII. MISCELLANEOUS

13.1 Recourse. Customer agrees that Elan shall have full recourse against Customer, without limitation, for any amounts previously paid to Customer pursuant to this Agreement which are subsequently discovered by Elan to have been paid in error, were inaccurate, or which were otherwise erroneously paid to Customer. Elan shall also have full recourse, for any amounts due Elan for any reason related to Customer’s performance pursuant to this Agreement, and such recourse shall not be limited to withholding settlement funds due Customer, but at Elan’s sole discretion, shall also include the initiation of any other actions available to Elan to recover such amounts.

13.2        Force Majeure.  Notwithstanding anything to the contrary contained herein, no Party shall be liable to the other Party for any failure or delay on its part to perform, and shall be excused from performing, any of its obligations hereunder if such failure, delay or nonperformance results in whole or in part from any cause beyond the reasonable control of such Party, including, without limitation, any act of God; any fire, flood or weather condition; any earthquake; any act of a public enemy, war, riot, explosion, labor or material shortage, blackouts or brownouts; any interruption or shortage of, or failure or delay in, transportation, utilities, material, supplies, equipment, machinery, power or spare parts; and any act of any military or civil authority.

13.3 Adjustments. All payments made to Customer pursuant to this Agreement shall be subject to Elan’s final approval. Customer is responsible for verifying all settlement funds received by Elan, and for verifying any reports to Customer from Elan, reflecting debits and credits made pursuant to this Agreement. Customer is responsible for promptly notifying Elan of any actual or perceived errors, be then to the benefit of Customer or of Elan. Any errors (including billing items) must be reported by Customer to Elan, within one hundred twenty (120) days of occurrence to be subject to adjustment. In the event that Elan discovers, at any time during the term of the Agreement, that an error has been made, on the part of Elan or of Customer, Elan may proceed as against Customer, without limitation, to collect or to be reimbursed, made whole, or to avail itself of any other legal and contractual remediation available to Elan for such error.

13.4        Disaster Recovery Procedures.  Elan will create daily back-up tapes for critical customer data files and Tandem operating systems files and will store such tapes at a secure, off-site location for purposes of recovering customer files in the event of a catastrophic disaster. Elan will provide for the replication of the primary processing functions, including primary network access, customer cardholder transaction authorizations and daily settlement functions, within thirty (30) days after the occurrence of a catastrophic failure of the primary data center.

13.5        Gateway Services.  Customer shall be responsible for all expenses associated with any gateway services provided to Customer by a third party processor in order to gain access into regional networks in which Elan has no Network Connectivity as listed in Exhibit B.

13.6        Waiver.  The failure of either Party to enforce at any time any provision of this Agreement or to exercise any right herein provided shall not in any way be construed to be a waiver of such provision or right and shall not in any way effect the validity of this Agreement or any part hereof, or limit, prevent or impair the right of such Party subsequently to enforce provision or exercise such right.

13.7        Governing Law.  This Agreement shall be construed in accordance with the laws of Minnesota, exclusive of conflicts of law principles, and the sole and exclusive venue for any actions pertaining to this Agreement shall be in Minneapolis, Minnesota.

13.8        Notice.  Except for invoices and billing-related communications, any notices required or permitted to be given by one Party to the other under this Agreement shall be (1) hand delivered, or (2) sent by first class or certified, postage prepaid United States Mail, or (3) sent by overnight carrier addressed as follows:

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To Elan:	with a copy to:
Elan Financial Services 1255 Corporate Drive Irving, TX 75038 Attention: ISO Sales Support	U.S. Bank Legal Department U.S. Bancorp Center 800 Nicollet Mall, 21st Floor Minneapolis, MN 55402 Attention: Corp. Counsel, ATM/Debit Services
To Customer:	with a copy to:
Nationwide Money Services 7800 Belfort Parkway, Suite 165 Jacksonville, FL 32256 Attn: Sharon Jackson

Notices shall be effective upon receipt by the Party to which notice is addressed. If either Party changes its address, it shall so advise the other Party in writing and any notice thereafter required to be given shall be sent as specified herein to such new address. Elan and Customer will, respectively, designate one or more person(s) who shall act as points of contact for the purpose of receiving any communication relating to this Agreement.

13.9        Binding Effect.  This Agreement is binding on the Parties and their respective successors and assigns.  Neither Party may assign or delegate any of its rights or obligations under this Agreement without the other Party’s prior written consent, except that Elan may assign or delegate this Agreement and any of its rights or obligations hereunder to any affiliate, subsidiary, parent, successor by merger or successor-in-interest which has the authority to operate the Services in the manner operated by Elan under this Agreement without the prior consent of Customer.

13.10      Severability.  If any provision of this Agreement, or the applicability of such provision to any Person or circumstance, shall be determined to be invalid by any court or competent jurisdiction, then such determination shall not affect any other provision of this Agreement, all of which provisions shall remain in effect and, if the provision is capable of being construed in two ways, one of which would render it valid, the provision shall have the meaning which renders it valid.

13.11      Validity and Enforceability.  Customer represents and warrants that the execution and delivery of this Agreement by it have been duly authorized by all actions required under the terms of the provisions of its governing instruments and creates a legal, valid and binding obligation on Customer.

13.12        Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire understanding between the Parties with respect to the matters contained herein and may be amended only by an instrument in writing signed by the Parties.  There are not representations or warranties, express or implied, other than those contained herein.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date of the Agreement.

NATIONWIDE MONEY SERVICES, INC. (“Customer”)		ELAN FINANCIAL SERVICES (“Elan”)
/s/ Lock Ireland		/s/ Stephen E. Gauger

Lock Ireland	CEO	Stephen E. Gauger	Vice President
(Printed Name)	(Title)	(Printed Name)	(Title)

6/2/2011		Date: 7/12/2011
(Date)

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EXHIBIT A

CUSTOMER LOCATIONS FOR SERVICES

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EXHIBIT B

SCHEDULE OF SERVICES AND FEES

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